Exhibit B.6.3

















BY-LAWS



THE QUINNEHTUK COMPANY






















Adopted
February 17, 1937

Amended
February 13, 1946
January 15, 1947
February 27, 1962
October 23, 1963
August 4, 1966
March 1, 1982
February 11, 1998



                         THE QUINNEHTUK COMPANY

                              BY-LAWS





ARTICLE I

STOCKHOLDERS' MEETINGS

     The Annual Meeting of Stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held in such place and on such day and hour in the months of January, February, March, April, May or June in each year as shall be fixed by the Board of Directors, or failing action by the Board, by the President, and designated in the call or on any subsequent time or day to which such meeting may be adjourned. In the event that no date for the annual meeting is established or said meeting has not been held on the date so fixed or determined, a special meeting in lieu of the annual meeting may be held with all of the force and effect of an annual meeting.

     Special meetings of the Stockholders may be called by the President or by the Directors, and shall be called by the Clerk, or in case of the death, absence, incapacity or refusal of the Clerk, by any other officer, upon written application of any stockholder or stockholders who are entitled to vote and who hold at least ten percent of the capital stock, stating the time, place and purpose of the meeting.

     Notice of the time and place of any annual or special meeting of stockholders shall be given by the Clerk or an Assistant Clerk at least seven days before the meeting to each stockholder entitled to vote thereat, by leaving such notice with him or at this residence or usual place of business, or by mailing it, postage prepaid, and addressed to such stockholder at his address as it appears in the records of the corporation.

     A majority in interest of all the shares of stock of the corporation outstanding present in person or by proxy shall constitute a quorum for the transaction of business but less than a quorum may adjourn either sine die or to a date certain.

     Any action required or permitted to be taken at any meeting of the stockholders may be taken by written consent, setting forth the action so taken or to be taken without a meeting if all stockholders entitled to vote on the matter consent to the action in writing and the written consents are filed with the records of the meetings of stockholders. Such consents shall have the same force and effect as a vote of shareholders taken at a meeting.



                              ARTICLE II

                              OFFICERS

     The officers of the corporation shall be a President, one or more Vice-presidents, a Treasurer, a Clerk, a Board of not less than three (3) nor more than sixteen (16) Directors, such other officers as the Board of Directors may appoint, including, if the Directors see fit, a Secretary and one or more Assistant Treasurers. The officers need not be shareholders. No two of the following offices may be held by the same person: President and Vice-president, and the Treasurer shall not be an Assistant Treasurer.

     The number of positions on the Board of Directors for any year shall be the number fixed by resolution of the shareholders or of the Board of Directors, or, in the absence of such a resolution, shall be the number of Directors elected at the preceding Annual Meeting of Shareholders. The Directors so elected shall continue in office until their successors have been elected and qualified.

                              ARTICLE III

                         ELECTION OF OFFICERS

     The Directors, the Clerk, and the Treasurer shall be elected by ballot each year at the annual meeting of the stockholders. The President and each Vice-president shall be elected annually by, and the President shall be elected from, the Board of Directors. All such other officers as the Directors may appoint, as provided in Article II, shall be elected annually by the Board of Directors.

     Any vacancy in the office of President, Vice-president, Directors, Treasurer, Assistant Treasurer, Clerk, Chairman or Vice-chairman of the Board of Directors arising from non-election, resignation, declination, death, or any other cause, may be filled by the Board of Directors, and they may also elect an officer pro tempore to serve during the disability or absence of any officer. Officers chosen to fill vacancies shall hold their offices until new officers are duly chosen by the stockholders or Directors, as the case may be.


                              ARTICLE IV

                              DIRECTORS

     Meetings of the Board of Directors may be held at any time and place at the call of the President or of any two Directors. Notice of each meeting shall be given to each Director either by notice mailed to him at least forty-eight (48) hours before the time of such meeting, or by a telephone or telegraphic message sent to his place of business or residence, or other form of notice actually given to him twenty-four (24) hours before the time of such meeting. However, any meeting of the Board and all business transacted thereat shall be legal and valid without such notice if each member of the Board is present in person or waives notice thereof by writing filed with the records of the meeting or assents in writing to the recorded proceedings of the meeting.

     One-third of the directors then in office shall constitute a quorum, except that no quorum shall consist of less than two Directors. A number less than a quorum may adjourn from time to time until a quorum is present. In the event of such an adjournment, notice of the adjourned meeting shall be given to all Directors.

     The Board of Directors may at any time elect by ballot three (3) of their members who shall constitute an Executive Committee of the Board, and if such an Executive Committee is elected the Board of Directors shall make regula- tions defining the powers and duties of such Executive Committee and may delegate to it any or all of their powers in management of the property, business and affairs of the corporation except so far as is incompatible with these By-laws or with the laws of the Commonwealth. A majority of the Execu-tive Committee shall constitute a quorum.

     Such Executive Committee shall elect a Chairman and Secretary and shall keep a record of its doings which at all reasonable times shall be open to inspection by each member of the Board of Directors. The Chairman of the Executive Committee shall submit its records to the Board of Directors at each regular or special meeting of the Board for such action as said Board may deem proper.

     The Directors as a Board shall have the management of the property, business and affairs of the corporation and they are hereby invested in such management with all the powers which the corporation itself possesses so far as such investing is not incompatible with the provisions of these By-laws or the laws of the Commonwealth.

     They may appoint and remove at pleasure such subordinate officers and employees as may seem to them wise.

     They may assign such powers and duties to any officers or subordinate officers or employees as may not be inconsistent with laws or these By-laws.

     They shall have access to the books, vouchers and funds of the corpora-tion in the custody of the Treasurer, shall determine upon the form of the corporate seal and of the certificates of stock, shall fix the salaries of the officers, and shall declare dividends from time to time as they may deem for the best interests of the corporation.

                                   ARTICLE V

               CHAIRMAN AND VICE-CHAIRMAN OF BOARD OF DIRECTORS

     The Chairman of the Board of Directors, if any be appointed, shall preside at the meetings of the Board and shall act in a general advisory capacity to the Board in regard to all activities of the Company, and shall exercise such supervision over its activities and shall have such other powers and duties as may from time to time be determined by the Board.

     The Vice-chairman of the Board, if any be appointed, shall preside at the meetings of the Board in the absence of the Chairman, and shall have such of the powers and duties of the Chairman of the Board in his absence or inability to act and such other powers and duties as may from time to time be determined by the Board.

                              ARTICLE VI

                              THE PRESIDENT

     The President shall preside at all meetings of the stockholders and, unless there be a Chairman or Vice-chairman of the Board of Directors, at all meetings of the Directors. The President shall have direct charge of the affairs of the corporation and perform all the duties of his office prescribed by law and all powers and duties given him by vote of the Directors.

                              ARTICLE VII

                              VICE-PRESIDENTS

     The Vice-president, or Vice-presidents in the order of their seniority, shall, in the absence or inability to act of the President, perform all the duties and have all the powers of the President and shall perform all other duties of a general or special nature which may be given him or them by vote of the Directors.

                              ARTICLE VIII

                         THE SECRETARY AND THE CLERK

     The Secretary shall have such duties as may from time to time be dele-gated to him by the Board of Directors.

     The Clerk shall be a resident of Massachusetts. He shall be sworn, and shall record all votes of the corporation in a book to be kept for the pur-pose. He shall attend all meetings of stockholders, of the Board of Directors, and of the Executive Committee. In the absence of the Clerk or if at any such meeting he shall be otherwise engaged, an Assistant Clerk if present shall record the votes taken at the meeting, and if no Assistant Clerk shall be present, a Clerk pro tempore shall be chosen for that purpose. The Clerk or any Assistant Clerk may furnish certified copies of any portion of the records of the corporation under its corporate seal.

     All Assistant Clerks shall be sworn.

                              ARTICLE IX

                              THE TREASURER

     The Treasurer when required by the Directors shall give bond with sureties acceptable to them for the faithful discharge of his duties and in such sum as the Directors may determine, and the premium may, by vote of the Board of Directors, be paid from the funds of the corporation.

     He shall be the transfer agent of the stock of the corporation unless a special transfer agent is appointed by the Directors, shall keep a record of the names and residences of all the stockholders, shall have the custody of the corporate seal and of all the moneys, funds and valuable papers and documents of the corporation except his own bond which shall be in the custody of the President.

     He shall deposit all the funds of the corporation in such bank or banks as the Directors shall designate to the credit of the corporation by its corporate name, subject to the checks of the corporation signed by its Treasurer or an Assistant Treasurer as hereinafter provided.

     He shall issue notes and accept drafts on behalf of the corporation only when authorized thereto by the Directors.

     He shall keep accurate books of account of the corporation's transactions which shall be the property of the corporation, which together with all its property in his custody shall be subject at all times to inspection and control of the Directors.

                                   ARTICLE X

                              ASSISTANT TREASURER

     Each Assistant Treasurer, if any, shall have such powers and duties as may be given him by the Directors and shall give bond when required by the Directors with sureties acceptable to them for the faithful discharge of his duties in such sum as the Directors may determine, and the premiums may, by vote of the Board of Directors, be paid by the corporation.

                              ARTICLE XI

                    SALES AND LEASES OF REAL ESTATE

     The President or any Vice President and the Treasurer or any Assistant Treasurer may in his discretion, to the extent authorized by law and by vote of the Directors, lease for any term of time and convey all of its real estate including water power; and all deeds, conveyances and leases of real estate including water power of the corporation, unless otherwise provided by vote of the corporation, shall be made in the name of the corporation under its corporate seal, and be signed by the President or any Vice President and the Treasurer or any Assistant Treasurer, and may be acknowledged by any of the foregoing.

                              ARTICLE XII

                    CERTIFICATES OF STOCK - TRANSFERS

     Certificates of stock may be signed by the President or a Vice-president and the Treasurer or an Assistant Treasurer. Such certificates shall be in such form as the Directors may approve, and shall also bear the seal of the corporation which shall be in the form theretofore used by the corporation, or in a newer form adopted by the Directors.

     Shares of stock may be transferred by assignment thereof in writing, accompanied by delivery of the certificates; but no such transfer of stock shall affect the right of the corporation to pay any dividend thereon or to treat the holder of record as the holder in fact until the transfer has been recorded upon the books of the corporation or a new certificate has been issued to the person to whom the stock has been transferred.

     In case of the loss of a certificate, a duplicate may be issued on such reasonable terms as the Directors shall prescribe.


                              ARTICLE XIII

                         CLOSING OF TRANSFER BOOKS

     The transfer books of the corporation may be closed for not exceeding fifteen (15) days next prior to any meeting of the stockholders and at such other times and for such reasonable periods as may be determined by the Board of Directors.

                              ARTICLE XIV

                              FISCAL YEAR

     The fiscal year of the corporation shall end on the thirty-first day of December in each year.

                              ARTICLE XV

                         TRANSFER AGENT AND REGISTRAR

     If the Board of Directors deem it advisable to have a transfer agent other than the Treasurer, they may appoint any Bank or Trust Company to that office. They may appoint the same or any other Bank or Trust Company as Registrar of stock certificates if it appears desirable to have the stock registered. They may terminate the authority of any Bank acting in either capacity whenever it shall seem wise.

                              ARTICLE XVI

                              AMENDMENTS

     These By-laws may be altered, amended or repealed at any meeting of the stockholders called for the purpose by vote of a majority of stock present and voting thereon, for by an affirmative vote of directors holding a majority of the number of directorships at any meeting of the Board called for the purpose.